Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Media Contact:
Andrew Samuel
717.724.2800

TOWER BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

July 30, 2009 HARRISBURG, PA- Andrew Samuel, president and CEO of Tower Bancorp, Inc. (NASDAQ: TOBC) announced today that its Board of Directors has declared a quarterly cash dividend of $0.28 per share of common stock to shareholders of record on August 14, 2009, and payable on August 31, 2009.

"Our Board of Directors is pleased to be able to provide our shareholders with this quarterly cash dividend," said Samuel. "We are proud that our financial performance and condition supports the continuation of an attractive dividend."

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 25 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.2 billion, the company's unparalleled competitive advantage is its 300 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to every financial need. Tower's Common Stock is listed on the NASDAQ Global Market under the symbol "TOBC." More information about Tower and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company's business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.'s filings with the Securities and Exchange Commission (SEC).

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